Exhibit 10.2
Codexis, Inc.

200 Penobscot Drive

Redwood City, CA 94063

Tel: +1 650.421.8100

Fax: +1 650.421.8102

www.codexis.com

March 21, 2016

Gordon Sangster
603 Benvenue Avenue
Los Altos, CA 94024

Re:     Amendment to Change of Control Severance Agreement
Dear Gordon,
You and Codexis, Inc. (the “Company”) are currently parties to a Change of Control Severance Agreement, dated as of August 18, 2014 (the “CoC Agreement”), which provides that you will be entitled to receive certain severance payments and benefits upon certain qualifying terminations of employment. Effective as of the date of this amendment (this “Amendment”), you and the Company hereby agree to amend the CoC Agreement as follows:
1.The following provision is hereby added to the end of Section 3(b) of CoC Agreement:
“Notwithstanding the foregoing, any outstanding performance stock units held by Executive shall automatically become vested with respect to: (i) in the event of a Change of Control that occurs prior to the applicable Measurement Date, such number of shares of Company common stock corresponding to the target performance level for any applicable performance goals; or (ii) in the event of a Change of Control that occurs on or after the Measurement Date, such number of shares of Company common stock corresponding to the Company’s actual achievement of any applicable performance goals.”
2.    The following provision is hereby added to the end of Section 4(a) of CoC Agreement:
“For purposes of determining the number of shares subject to any outstanding performance stock units that would otherwise vest on the next vesting date pursuant to the foregoing sentence, the applicable performance goals shall be deemed achieved: (i) in the event of a Change of Control that occurs prior to the applicable Measurement Date, at the target performance level; or (ii) in the event of a Change of Control that occurs on or after the Measurement Date, based on the Company’s actual achievement.”
3.     The following definition is added as a new Section 8(f):
“Measurement Date. ‘Measurement Date’, with respect to an award of performance stock units, shall mean the date the Compensation Committee of the Board of Directors determines the final performance factor for the applicable performance period.”
All terms and provisions of the CoC Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “CoC Agreement” in this Amendment or the original CoC Agreement shall include the terms contained in this Amendment.
Please indicate your acceptance of and agreement to the terms and conditions set forth in this Amendment by signing in the space below and returning the executed Amendment to the Company.

Sincerely,

Codexis, Inc.

By:        /s/ John Nicols

Name:    John Nicols

Title:    President and Chief Executive                                     Officer

Accepted by:

/s/ Gordon Sangster
Gordon Sangster

March 21, 2016
Date